As filed with the Securities and Exchange Commission on May 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quanergy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-0535845
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

433 Lakeside Drive Sunnyvale, California	94085
(Address of Principal Executive Offices)	(Zip Code)

Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan

Quanergy Systems, Inc. 2022 Equity Incentive Plan

Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan

(Full title of the plan)

Kevin J. Kennedy

Chief Executive Officer

Quanergy Systems, Inc.

433 Lakeside Drive

Sunnyvale, California 94085

Tel: (408) 245-9500

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Karen E. Deschaine

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Tel: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) or the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) relates to shares of common stock of the registrant, par value $0.0001 per share (the “Common Stock”), issued or issuable pursuant to the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan (the “2013 Plan”), Quanergy Systems, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and the Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan (the “ESPP” and together with the 2013 Plan and the 2022 Plan, the “Plans”).

On February 8, 2022 (the “Closing Date”), Quanergy Systems, Inc., a Delaware corporation (the “Company” or “Quanergy”) (f/k/a CITIC Capital Acquisition Corp. (“CCAC”)), consummated the closing of the transactions contemplated by that certain Agreement and Plan of Merger dated as of June 21, 2021, as amended June 28, 2021, November 14, 2021 and December 26, 2021 (the “Merger Agreement”), by and among Quanergy Systems, Inc., CITIC Capital Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of CCAC (“Merger Sub”) and Quanergy Perception Technologies, Inc., a Delaware corporation (f/k/a Quanergy Systems, Inc., and when referred to in its pre-Business Combination (as defined below) capacity, “Legacy Quanergy”). The Company’s shareholders approved the business combination (the “Business Combination”) and the change of CCAC’s jurisdiction from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware (the “Domestication”) at an extraordinary general meeting of stockholders held on January 31, 2022 (the “Special Meeting”).

Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger of Merger Sub with and into Legacy Quanergy, with Legacy Quanergy surviving the transaction as a wholly owned subsidiary of the Company. In connection with the Domestication, the Company changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc and Legacy Quanergy changed its name to Quanergy Perception Technologies, Inc. The 2013 Plan was assumed by the registrant on February 8, 2022 pursuant to the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the Plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are hereby incorporated by reference in this registration statement:

(a)

The registrant’s Annual Report on Form 10-K (File No. 001-39222) for the fiscal year ended December 31, 2021 filed with the Commission on March 31, 2022 and as amended on Form 10-K/A filed with the Commission on April 1, 2022;

(b)

The registrant’s Current Reports on Form 8-K (File No. 001-39222) filed with the Commission on January  5, 2022, January  7, 2022, January  12, 2022, January  18, 2022, January  24, 2022, January  25, 2022, January  31, 2022, February 14, 2022 (and the subsequent amendments thereto filed on Form 8-K/A on February  14, 2022, March  31, 2022, and April  4, 2022), March  2, 2022 and April 5, 2022; and

(f)

The description of the registrant’s Common Stock contained in Exhibit 4.5 to its Annual Report on Form 10-K (File No. 001-39222), filed with the Commission on March 31, 2022, including any amendments or reports filed for the purpose of updating, amending, or otherwise modifying such description.

All reports and other documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this registration statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law, as amended (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, the registrant’s Certificate of Incorporation eliminates its directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, the registrant has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require the registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the registrant’s directors or officers or any other company or enterprise to which the person provides services at the registrant’s request.

The registrant maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit No.	Description	Schedule/Form	File No.	Exhibit	Filing Date

4.1	Certificate of Incorporation of the Company, dated January 31, 2022	8-K	001-39222	3.1	February 14, 2022

4.2	Bylaws of the Company, dated February 7, 2022	8-K	001-39222	3.2	February 14, 2022

5.1*	Opinion of Cooley LLP.

16.1	Letter from WithumSmith+Brown, PC to the SEC, dated April 4, 2022	8-K/A	001-39222	16.1	April 4, 2022

23.1*	Consent of WithumSmith+Brown, PC

23.2*	Consent of Grant Thornton, LLP

23.3*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page hereto).

99.1	Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5	July 17, 2021

99.1(a)	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(a)	July 17, 2021

99.1(b)	Form of International Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(b)	July 17, 2021

99.1(c)	Form of Incentive Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(c)	July 17, 2021

99.1(d)	Form of PRC Resident Incentive Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(d)	July 17, 2021

99.1(e)	Form of Nonstatutory Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(e)	July 17, 2021

99.1(f)	Form of International Nonstatutory Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended	S-4	333-257962	10.5(f)	July 17, 2021

99.2	Quanergy Systems, Inc. 2022 Equity Incentive Plan	8-K	001-39222	10.10	February 14, 2022

99.2(a)	Form of Stock Option Agreement under the Quanergy Systems, Inc. 2022 Equity Incentive Plan	8-K	001-39222	10.10(a)	February 14, 2022

99.2(b)	Form of Restricted Stock Unit Agreement under the Quanergy Systems, Inc. 2022 Equity Incentive Plan	8-K	001-39222	10.10(b)	February 14, 2022

99.3	Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan	8-K	001-39222	10.11	February 14, 2022

107*	Calculation of Filing Fee Tables

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 6th day of May, 2022.

QUANERGY SYSTEMS, INC.

By:	/s/ Kevin J. Kennedy
Kevin J. Kennedy
Chief Executive Officer

KNOW ALL BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Kevin J. Kennedy and Patrick Archambault, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin J. Kennedy Kevin J. Kennedy	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 6, 2022

/s/ Patrick Archambault Patrick Archambault	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 6, 2022

/s/ Jim DiSanto Jim DiSanto	Director	May 6, 2022

/s/ Karen Francis Karen Francis	Director	May 6, 2022

/s/ Matthew Hammond Matthew Hammond	Director	May 6, 2022

/s/ Tamer Hassanein Tamer Hassanein	Director	May 6, 2022

/s/ Thomas M. Rohrs Thomas M. Rohrs	Director	May 6, 2022

/s/ Tianyue Yu Tianyue Yu	Director	May 6, 2022